Exhibit 99.3

May 22, 2020

Burning Rock Biotech Limited

601, 6/F, Building 3, Standard Industrial Unit 2

No. 7, Luoxuan 4th Road,

International Bio Island, Guangzhou, 510005

People’s Republic of China

Re: Consent of China Insights Consultancy

Ladies and Gentlemen,

We, China Insights Consultancy, understand that Burning Rock Biotech Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research report and amendments thereto, including but not limited to the report entitled Industry Report on China NGS-based Cancer Genotyping Diagnostics, Cancer MRD Detection and Early Cancer Detection Markets (the “Report”), and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any correspondences with the SEC, (iii) in any other future submissions and filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO and investor relations management following the Proposed IPO.

We further hereby consent to the naming of our company as an expert in the Registration Statement and any amendments thereto and the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Consultancy

/s/ Sophia Wang
Name: Sophia Wang
Title: Executive Director